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                                                                    EXHIBIT 10.7

              EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENT

     THIS AGREEMENT, made this ____ day of __________, 2004, by and between WESBANCO, INC., a West Virginia corporation, party of the first part (hereinafter called "Wesbanco") and JOHN W. RAISBECK, of Springfield, Ohio, party of the second part (hereinafter called "Executive").

     WHEREAS, Executive has heretofore served as the Chief Executive Officer of Western Ohio Financial Corporation ("WOFC") for a significant number of years and in that capacity has established significant contacts and relationships with customers of WOFC and its subsidiaries, as well as with banking institutions in markets served by WOFC, and

     WHEREAS, WOFC and Wesbanco have executed an Agreement and Plan of Merger dated the ___ day of March 2004, (the "Merger Agreement"), providing for the acquisition of the company by Wesbanco and the merger of WOFC's operating subsidiaries with and into existing entities of Wesbanco (the "Merger"); and

     WHEREAS, WOFC covers Executive under the Western Ohio Financial Corporation Deferred Compensation Plan (the "Deferred Plan"); and

     WHEREAS, WOFC and Executive have determined that it is in their mutual best interests to amend the Deferred Plan; and

     WHEREAS, Wesbanco and WOFC recognize Executive's ability to contribute to the smooth integration of WOFC into the Wesbanco group following the Merger and desire to provide for the continued full-time employment of Executive for a period of one year after the Merger and to provide that he will consult with Wesbanco and refrain from competing with or soliciting for business the customers or employees of Wesbanco for an additional two year period after the Merger and to make certain changes in Executive's employment arrangements with WOFC that Executive and WOFC should enter into this employment agreement (this "Agreement");

     NOW, THEREFORE, THIS AGREEMENT WITNESETH: That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:

     1. EMPLOYMENT PERIOD. Wesbanco agrees to employ Executive as its Market President for the Springfield market ("Market President"), and Executive agrees to work in the employ of Wesbanco, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Time (as defined in the Merger Agreement) (the "Effective Date") and ending on the one year anniversary of the Effective Date (the "Employment Period"). After the Employment Period, the Executive shall refrain from competing with Wesbanco and shall be available for consultations with the Chief Executive Officer of Wesbanco on reasonable notice as described in Section 4(a)(ii) and 4(b) below. The parties agree that the position of Market President is a position that requires substantial skill, training and knowledge generally and more particularly of the operations, employees, customers and the banking market in the Springfield, Ohio area where Executive will be employed and that the annual compensation set forth in Section 2(b) is reasonable

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compensation in light of those requirements. The parties also acknowledge that the Executive will be supervised in his performance of these duties by senior management of Wesbanco and that, as supervised, his position will be different and his job description will be changed and reduced accordingly.

     2. TERMS OF EMPLOYMENT WITH WESBANCO.

          (a) Position and Duties.

               (i) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled under the policies of Wesbanco giving credit, for these purposes, to Executive for his years of service with WOFC, Executive shall devote his full business time and attention to the business of Wesbanco as conducted in the Springfield market and to the successful integration of the then former WOFC into the business and operations of Wesbanco, including, but not limited to the preservation of the reputation, customers and employees of WOFC as the reputation, customers and employees of Wesbanco, and such other tasks and duties that are commensurate with Executive's title, status, skills and experience, that may, from time to time, be assigned by the Board of Directors of Wesbanco (the "Board"), and are consistent with the tasks and duties performed by Executive prior to the Effective Date.

               (ii) Executive's employment duties with Wesbanco shall be performed substantially at the site of WOFC's offices and branches in the Springfield, Ohio, market, excepting such business meetings with Wesbanco managers in Wheeling, West Virginia, on reasonable notice, and meetings of the Wesbanco Board of Directors as shall be deemed appropriate by Wesbanco. Wesbanco shall continue to provide Executive with office, secretarial and other administrative support that is substantially comparable to that in effect prior to the Effective Date. All expenditures in connection with Executive's performance of his duties shall be reimbursed in accordance with Wesbanco's regular policy, including, but not limited to, costs and expenses incurred in attending meetings in Wheeling, West Virginia.

               (iii) Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of Wesbanco. The time involved in such activities shall not be treated as vacation time. Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

          (b) Compensation. During the Employment Period, Executive shall receive an annual base salary ("Base Salary") of at least $299,550. The Base Salary shall be payable in periodic installments in accordance with the Wesbanco payroll practices applicable to senior executives of Wesbanco.

          (c) Benefits. During the Employment Period, Executive shall continue to receive employee benefits and perquisites comparable to those that Executive received prior to

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the Effective Date hereof. Wesbanco shall provide or cause to be provided death and disability benefits with respect to the Executive as follows:

               (i) Death Benefit. In the event the Executive dies prior to the third anniversary of the Effective Time, Wesbanco shall pay directly from the general assets of Wesbanco or cause to be paid through a policy of life insurance purchased for such purpose by Wesbanco (but not including any group-term life insurance provided as an employee benefit in accordance with company policy) or a combination of the foregoing, in each case as determined by Wesbanco, to the surviving spouse of Executive promptly after Wesbanco receives notice of Executive's death, a death benefit in a lump sum cash amount equal to $550,000 less the aggregate amount of all payments made to the Executive under Sections 2 and 4 of this Agreement prior to the date of his death.

               (ii) Disability Benefit. If Executive becomes Disabled (as defined below) prior to the third anniversary of the Effective Time, Wesbanco shall pay directly from its general assets or through a policy of disability insurance purchased by Wesbanco for such purpose (but not including any long-term disability insurance provided as an employee benefit in accordance with company policy) or a combination of the foregoing, in each case as determined by Wesbanco, a disability benefit equal in aggregate amount to $550,000 less the aggregate amount of all payments made to the Executive under Sections 2 and 4 of this Agreement prior to the date of his Disability. For purposes of this Agreement, "Disability" shall mean the inability of Executive to provide services under this Agreement for reasons relating to a physical or mental injury, disease or condition as determined by a physician selected by Executive. The date of the Disability as determined by such physician shall be the "Disability Effective Date". Disability benefits shall be paid in twenty-four monthly installments with each installment paid on the first business day of the month and equal to the disability benefit determined under the first sentence of this subsection (ii) divided by 24.

     3. TERMINATION OF EMPLOYMENT.

          (a) Date of Termination. "Date of Termination of Employment" shall be
(i) if Executive's employment is terminated by Wesbanco for any reason, the date of receipt of the Notice of Termination or any other date specified by Wesbanco in such Notice of Termination; (ii) if Executive's employment is terminated by Executive's resignation, the date of receipt of the Notice of Termination; and
(iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

          (b) Death or Disability. Executive's employment and consulting obligations shall terminate automatically upon Executive's death.

          (c) Resignation. Executive may terminate his employment and his consulting obligations by resigning, provided that he gives Wesbanco at least 10 days prior written notice. If the Executive resigns without Good Reason, Wesbanco will owe Executive only amounts earned or accrued through the date of such resignation.

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          (d) Notice of Termination. Any termination by Wesbanco or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(a).

     4. OBLIGATIONS OF THE PARTIES UPON EMPLOYMENT TERMINATION.

          (a) Obligations of Wesbanco.

               (i) If Executive's employment If Executive's employment and/or consulting obligations terminate for reason of his death or Disability, Wesbanco shall pay or cause to be paid the Death Benefit or the Disability Benefit, as the case may be. If the Executive's employment shall terminate for any reason other than Cause or a resignation for Good Reason (as such terms are defined below) during the Employment Period, Wesbanco shall pay to Executive in a lump sum in cash within 10 days: (A) all Base Salary that would have been payable to Executive during the Employment Period, (B) any unreimbursed business expenses incurred by Executive on Wesbanco's behalf,
     (C) any unpaid accrued vacation, and (D) any other amounts required to be paid under any benefit plan or program in which Executive participates or any other amounts mandated by law.

               (ii) Beginning on the Effective Date, Wesbanco shall pay Executive (hereinafter referred to as "Non-Compete and Consulting Fees") in an amount equal to $10,000.00 per month for 25 months on the first business day of each such month.

               (iii) To the extent not theretofore paid or provided, Wesbanco shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of Wesbanco and its affiliated companies through the Date of Termination of Employment.

               (iv) Executive shall be entitled to be reimbursed his reasonable and necessary business expenses incurred in connection with any consulting services to be performed hereunder.

          (b) Obligations of Executive. In addition to the Non-Competition and Confidentiality obligations set forth in Sections 5 and 6, if Executive's employment terminates for any reason other than death, Disability, Cause or Resignation for Good Reason, Executive shall provide consulting services to Wesbanco until the three year anniversary of the Effective Date. Executive shall render consulting services at such times and in such places as are mutually agreeable and with reasonable notice. It is the intention of the parties hereto that following the Date of Termination of Employment and through the three year anniversary of the Effective Date, Executive shall perform services hereunder as an independent contractor and the consulting arrangement hereunder shall not constitute an employment relationship, nor shall Executive be considered an employee of Wesbanco for any purpose after the Date of Termination of Employment.

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          (c) Cause. For purposes of this Agreement, "Cause" shall mean the conviction of executive of a felony or a determination by the Board of Wesbanco made in good faith after the Executive and counsel are afforded an opportunity to address the Board of Wesbanco on the matter that the Executive has engaged in embezzlement, defalcation or other act constituting theft as the term theft is generally understood involving the funds of Wesbanco.

          (d) Good Reason. For purposes of this Agreement, "Good Reason" shall mean during the Employment Period: (1) a requirement that the Executive be based at any place other than Springfield, Ohio or at a location that is within a commuting distance of 40 miles or less from the Executive's residence, except for reasonable travel on Wesbanco business; (2) a material demotion of the Executive from his position as Market President; (3) a reduction in the Executive's salary or a material adverse change in the Executive's perquisites benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Wesbanco; (4) a material permanent increase in the required hours of work or the workload of the Executive, unrelated to the transition activities in the Springfield market; or (5) any action by Wesbanco removing or purporting to remove him from the office of the Market President.

     5. NONCOMPETITION. Without the prior written consent of Wesbanco, Executive will not, during the Employment Period and any period thereafter during which Wesbanco is paying Non-Compete and Consulting Fees under Section 4(a)(ii), directly or indirectly, (i) engage in, or be employed in an executive capacity by or render executive, consulting or other services to any person, firm, corporation or association engaged in the banking business in the State of Ohio and which maintains an office within a radius of fifty (50) miles of the City of Springfield, or (ii) render any services or give any advice similar to the services and advice required to be rendered by Executive to Wesbanco hereunder, or (iii) solicit any current or future customers or employees of Wesbanco by, or on behalf of, a firm or organization described in subsection (i) above.

     6. CONFIDENTIAL AND PROPRIETARY INFORMATION. Without the prior written consent of Wesbanco, Executive shall not, directly or indirectly, divulge to any person, or use for his own benefit, any confidential or proprietary information relating to the business affairs, customers or methods of operation of Wesbanco acquired by him prior to the effective dates of this Agreement or concerning the business, affairs, customers or acquisition candidates of Wesbanco, acquired by him during his previous employment with Wesbanco or during the performance of his duties hereunder, it being the intent of Wesbanco and Executive to restrict Executive from disseminating or using any information which is unpublished and not readily available to the general public. Notwithstanding the foregoing, Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Wesbanco with prior written notice and an opportunity to respond to such disclosure request and seek protection for such confidential information (unless such notice is prohibited by law); (ii) in any civil or criminal proceeding after providing Wesbanco with prior written notice and an opportunity to seek protection for such confidential information; and (iii) with the prior written consent of Wesbanco.

     7. DISTRIBUTION FROM AND AMENDMENT OF DEFERRED PLAN. Contemporaneous with the execution of this Agreement, (a) Executive shall be paid the full amount of his account balance under the Western Ohio Financial Corporation Deferred

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Compensation Plan, and (b) Executive and Wesbanco shall execute the amendment of the Western Ohio Financial Corporation Deferred Compensation Plan attached hereto as Exhibit A.

     8. FULL SETTLEMENT. Except as provided for in Sections 5 and 6, Wesbanco's obligation to pay the Base Salary and Consulting Fees provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Wesbanco may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

     9. INDEMNIFICATION AND INSURANCE. Wesbanco will indemnify and hold harmless Executive for all costs, liability and expenses (including reasonable attorneys' fees) during the Employment Period and following Executive's Date of Termination, for all acts and omissions of Executive that relate to Executive's employment with WOFC, Wesbanco or any of their affiliates, to the maximum extent permitted by law. Executive shall be entitled to coverage under the directors' and officers' liability coverage maintained by Wesbanco, as in effect from time to time, to the same extent as senior executive officers and directors of Wesbanco, during the Employment Period and following Executive's Date of Termination.

     10. GROSS-UP PAYMENT BY WESBANCO. In the event that any payment, benefit or distribution by or on behalf of Wesbanco to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") is determined to be an "excess parachute payment" pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the "Excise Tax"), then Wesbanco shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Total Payments.

          (a) All determinations required to be made under this Section, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by Wesbanco immediately prior to Executive's employment termination (the "Accounting Firm"), which shall provide detailed supporting calculations both to Wesbanco and Executive. Wesbanco shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Wesbanco and Executive, except as provided in subparagraph (b) below.

          (b) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service ("IRS") or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Wesbanco, at the time that the amount of such reduction in Excise Tax is finally

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determined, the portion of the Gross-Up Payment attributable to such reduction
(plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Wesbanco shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and Wesbanco shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. Wesbanco shall pay all fees and expenses of Executive relating to a claim by the IRS or other agency.

     11. DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT. Executive may not delegate the performance of any of his obligations or duties except as to such duties as may be performed by employees of the holding company or its affiliate banks in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of Wesbanco. Any such purported delegation or assignment in the absence of such written consent shall be void. This Employment Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

     12. GOVERNING LAW AND ENTIRE AGREEMENT. This Employment Agreement shall be construed and governed in accordance with the laws of the State of West Virginia, contains the entire agreement between the parties with respect to the services contemplated herein, and supercedes all previous commitments in writing between Wesbanco and the Executive.

     13. INSURANCE. During the Employment Period, Wesbanco shall provide health insurance benefits to Executive and his spouse under the Wesbanco health benefit arrangements as applicable to executive employees of Wesbanco and as in effect from time to time. After the Employment Period and for a period of two years, Wesbanco shall reimburse Executive (or his surviving spouse) the amount paid by the Executive (or surviving spouse as the case may be) as premiums for Medicare Part B insurance (or a successor provision of Medicare).

     14. MEMBERSHIP ON THE BOARD OF DIRECTORS. To the extent required under the Merger Agreement, Executive shall be appointed to a position as a member of the Board of Directors of Wesbanco Bank, Inc. to serve for a minimum period of one
(1) year.

     15. MISCELLANEOUS.

          (a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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               If to Executive:
               4269 Stone Bridge Drive
               Springfield, OH  45504

               If to Wesbanco:
               Wesbanco, Inc.
               1 Bank Plaza
               Wheeling, WV 26003-3362
               Telecopy Number: (304) 234-9540
               Attention: Paul M. Limbert

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. In lieu of personal notice or deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which shall be effective upon receipt.

          (b) All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, if Executive is successful in any respect in asserting such rights.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) Executive's or Wesbanco's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Wesbanco may have hereunder, including, without limitation.

          (e) This Agreement shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the Effective Time.

          (f) The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

          IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, Wesbanco has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

WESBANCO, INC.

                                             /s/ John W. Raisbeck
                                             -----------------------------------
BY /s/ Paul M. Limbert                               JOHN W. RAISBECK
   ---------------------
   ITS President

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                                    EXHIBIT A

                                AMENDMENT OF THE
                       WESTERN OHIO FINANCIAL CORPORATION
                           DEFERRED COMPENSATION PLAN

     This First Amendment to Western Ohio Financial Corporation Deferred Compensation Plan is entered into this ___ day of __________, 2004, between Western Ohio Financial Corporation, a Delaware corporation (the "Company") and John W. Raisbeck (the "Executive").

                                WITNESSETH THAT:

     WHEREAS, the Company and the Executive desire to amend the Western Ohio Financial Corporation Deferred Compensation Plan (the "Plan") for John W. Raisbeck only;

     NOW, THEREFORE, pursuant to Section 11 of the Plan, and by virtue of the authority granted to the undersigned officer of the Company by the Company's Board of Directors, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, to amend the Plan, effective as of the date indicated above, by substituting the following for Section 5D of the Plan, for John W. Raisbeck only:

          "D. Payment Upon Change in Control. Notwithstanding any provisions contained elsewhere in this Plan, a Participant's Deferred Compensation Account shall be distributed to him, in a single lump sum payment, within five (5) business days following his termination of service with the Employer after the occurrence of a Change in Control. In the event that, pursuant to Section 10, the Employer establishes a trust to pay benefits under the Plan, within ten (10) days following a Change in Control, the Employer must make contributions to that trust in an amount that will allow the trust to fully satisfy all benefit obligations under the Plan. Each Plan Year thereafter the Employer shall be required to make additional contributions to the trust in amounts that will allow the trust to continue to fully satisfy all benefit obligations under the Plan. If, upon a change in Control, the Employer had not established a trust to pay benefits under the Plan, within five (5) days following such Change in Control, the Employer shall establish such a trust and make all contributions (upon the Change in Control and for future years) as required under the previous provisions of this Section 5 D."

                                    * * * * *

          IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, Wesbanco has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

WESBANCO, INC.

                                              __________________________________
BY______________________________                     JOHN W. RAISBECK
  ITS __________________________